LEASE
by and between
MV CAMPUS OWNER, LLC,
a Delaware limited liability company
(“Landlord”)
and
LIFELOCK, INC.,
a Delaware corporation
(“Tenant”)
dated
April 27, 2016
For Premises Located At
321 E. Evelyn Avenue
Mountain View, California

LEASE
Basic Lease Information
The following Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the remainder of the Lease, the Basic Lease Information shall control.

Effective Date:	April 27, 2016
Landlord:	MV CAMPUS OWNER, LLC, a Delaware limited liability company
Landlord’s Address:	c/o Rockwood Capital, LLC 140 East 45th Street, 34th Floor New York, New York 10017 Attn: General Counsel/Chief Compliance Officer
with a copy to:	c/o Rockwood Capital, LLC 50 California Street, 30th Floor San Francisco, California 94111 Attn: MVCC Asset Manager
and to:	Paul Hastings LLP 55 Second Street, 24th Floor San Francisco, California 94105 Attn: Stephen I. Berkman, Esq.
Tenant:	LifeLock, Inc., a Delaware corporation
Tenant’s Address:	LifeLock, Inc. 60 E. Rio Salado Parkway, Suite 400 Tempe, AZ 85281 Attn: Edward Lacasse
with a copy to:	LifeLock, Inc. 60 E. Rio Salado Parkway, Suite 400 Tempe, AZ 85281 Attn: General Counsel
Building:	321 E. Evelyn Avenue
Project:
The buildings shown on the exhibit attached hereto as Exhibit B-2, the Land, any other improvements now or hereafter constructed on the Land, and the Common Areas, which collectively are commonly referred to as the Mountain View Corporate Center.

Premises Rentable Square Feet:	59,702 rentable square feet (“RSF”). See Section 1(b).
Building Rentable Square Feet:	59,702 RSF. See Section 1(b).
Project Rentable Square Feet:	277,674 RSF. See Section 1(b).

Delivery Date:
The date that Landlord delivers possession of the Premises to Tenant pursuant to the Work Letter; provided, however, that if Landlord fails to deliver possession to Tenant due to delays caused by Tenant or any Tenant Party (as herein defined), the Delivery Date may, at Landlord’s election in its sole discretion, be accelerated to the date on which Landlord would have delivered possession to Tenant, but for the occurrence of delays caused by Tenant or any Tenant Party.

Lease Term:	Nine (9) years after the Rent Commencement Date, subject to extension pursuant to Exhibit E attached hereto.
Expiration Date:	See Section 2.
Premises:	59,702 RSF in the Building located at 321 E. Evelyn Avenue, Mountain View, California

Use of Premises:	General office and ancillary uses thereto.
Base Rental:
Initially $5.75 per RSF of the Premises per month, for a total per month initially of $343,286.50. Base Rental shall increase by three percent (3.0%) on each anniversary of the Lease Commencement Date (or, if the Lease Commencement Date does not fall on the first (1st) day of a calendar month, the first (1st) day of the calendar month immediately following the month in which the Lease Commencement Date occurs) during the Lease Term.

Lease Commencement Date:	The earlier of (i) four (4) months following the occurrence of the Delivery Date and (ii) the date that Tenant shall commence the conduct of business in the Premises or any portion thereof.
Rent Commencement Date:	The date which is five (5) months following the Lease Commencement Date, subject to extension pursuant to Section 3(a) of the Lease.
Advance Rent:	$343,286.50, payable on the execution and delivery of this Lease. See Section 4(c).
Tenant’s Share	100% of the Building, 21.5% of the Project
Letter of Credit:	$1,030,000.00, due upon the execution and delivery of this Lease. See Section 38.
Tenant Improvement Allowance:	The maximum amount of $60.00 per RSF in the Premises.
Broker(s):	Newmark Cornish & Carey and CBRE. See Section 40.

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LEASE
This Lease (together with the Basic Lease Information and the Exhibits, which are hereby incorporated into the Lease by this reference, collectively, this “Lease”) is made as of the date specified in the Basic Lease Information, by and between MV CAMPUS OWNER, LLC, a Delaware limited liability company (“Landlord”), and LIFELOCK, INC., a Delaware corporation (“Tenant”), who hereby agree as follows:
1.Lease of Premises.
(a)Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Lease Term (as defined below) and subject to the covenants to be performed by Tenant, those certain premises (the “Premises”) as described in the Basic Lease Information located in that certain building described in the Basic Lease Information (the “Building”) located on that certain tract of land (the “Land”) more particularly described on Exhibit A attached hereto. The Premises are outlined or crosshatched on the floor plan(s) attached hereto as Exhibit B-1. Tenant shall have the non-exclusive right and privilege to use the Common Areas of the Project in common with other tenants in the Project. The “Common Areas” shall mean all areas, improvements, space, and special services, if any, within the Building or on the Land made available by Landlord from time to time, if at all, for the common or joint use and benefit of all tenants, customers, and invitees of the Building, including, without limitation, those parking areas, parking garages and facilities, access roads, service drives, service areas, driveways, entrances, exits and other means of access, retaining walls, landscaped areas, truck serviceways, loading docks or ramps, pedestrian walkways, overstreet walkways, connecting malls, atriums, walls, ceilings, patios, courtyards, garden areas, plaza areas, park areas, concourses, ramps, sidewalks, corridors, washrooms, signs, maintenance buildings, utility buildings, hallways, lobbies, elevators, elevator foyers, escalators, stairs, common window areas, and trash, garbage or rubbish areas, but specifically excluding any space made available exclusively for the use or benefit of other tenants at the Project. Landlord or its successors or assigns hereby reserve the right from time to time in its sole discretion to change or modify the size, use, shape, location or nature of any of the Project and/or the Common Areas other than the Premises (except as otherwise permitted hereunder), or eliminate them altogether, all without any liability to Tenant. There is no easement, covenant or other implied right for light, view or air included in the Premises or being granted hereunder. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit D (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement, work or services related to the Premises or the Project. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building, the Common Areas or the Project except as specifically set forth in this Lease.
(b)Calculation of RSF. Notwithstanding anything set forth in this Lease to the contrary, Landlord and Tenant hereby stipulate and agree that the RSF of the Premises, the Building and the Project are as set forth in the Basic Lease Information. The RSF shall not be subject to recalculation, except with respect to new construction beyond the “Landlord’s Work” specified in the Work Letter, additions or alterations which increase the floor area of the Premises or the Project, as applicable.
(c)Tenant Requirements. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord the following: (i) the Letter of Credit (as described in the Basic Lease Information), and (ii) policies of insurance or duly executed certificates of insurance with respect thereto in accordance with Section 15 below. Within seven (7) days of the execution and delivery of this Lease, Tenant shall deliver to Landlord the Advance Rent (as described in the Basic Lease Information).

2.Term.
The term of this Lease (“Lease Term”) shall commence on the Lease Commencement Date and, unless sooner terminated as provided in this Lease, shall end on the expiration of the period designated in the Lease Term as described in the Basic Lease Information above (“Expiration Date”), subject to extension as provided in Exhibit E. However, if the Expiration Date would not otherwise fall on the last day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the Expiration Date would otherwise occur. Within ninety (90) days following the Lease Commencement Date, Landlord shall send to Tenant a Supplemental Notice in the form of Exhibit C specifying the Lease Commencement Date, the Rent Commencement Date, the date of expiration of the Lease Term, and the other matters described therein (although the failure to do so shall not affect any of such information). Tenant shall execute and return such Supplemental Notice to Landlord within five (5) Business Days after receipt thereof. Notwithstanding that the Lease Term does not commence until the Lease Commencement Date, the provisions of this Lease shall be effective and binding upon Landlord and Tenant once this Lease has been executed and delivered by both Landlord and Tenant.
3.Possession.
(a)Landlord shall use commercially reasonable efforts to cause the Delivery Date to occur on or before November 1, 2016 (the “Target Delivery Date”). If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Target Delivery Date in the condition required by the Work Letter, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but the Delivery Date shall be delayed until the date Landlord delivers possession of the Premises to Tenant in the condition required by the Work Letter. No delay in delivery of possession of the Premises shall operate to extend the term of this Lease or amend Tenant’s obligations under this Lease; provided, however, that (i) if the Delivery Date is more than forty-five (45) days, but less than ninety (90) days after the Target Delivery Date, then, unless such delay is caused by a Force Majeure (as defined below) or a Tenant Delay (as defined below), for each calendar day after the expiration of such forty-five (45) day period until the earlier of (A) the date the Delivery Date occurs and (B) the date which is ninety (90) days after the Target Delivery Date, Tenant shall be entitled to an abatement of Base Rental equal to one half of one day (1/2 day) of Base Rental for each such day in excess of forty-five (45) days, but less than ninety (90) days, that the Delivery Date is delayed, and (ii) if the Delivery Date is more than ninety (90) days after the Target Delivery Date, then, unless such delay is caused by a Force Majeure or a Tenant Delay, for each calendar day after the expiration of such ninety (90) day period until the Delivery Date occurs, Tenant shall be entitled to an abatement of Base Rental equal to one (1) day of Base Rental for each such day in excess of ninety (90) days that the Delivery Date is delayed. The foregoing abatement of Base Rental shall be applied by extending the Rent Commencement Date by the applicable amount of calendar days of abated Base Rental. As used in this Lease, “Tenant Delay” shall mean any actual delay in the completion of Landlord’s Work or obtaining permits, certificates or approvals in connection therewith to the extent such delay is caused by or attributable to any act, negligence, delay, failure to act or omission of Tenant or any Tenant Parties, including, without limitation, any act or omission of Tenant or any Tenant Parties which: (i) constitutes a Default (as defined below) by Tenant under this Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such a Default; (ii) results from the presence of Tenant or such Tenant Parties in any portion of the Premises prior to completion of the Landlord’s Work; or (iii) materially interferes with Landlord’s ability to perform the Landlord’s Work. Tenant acknowledges that the length of any Tenant Delay or Force Majeure under this Section 3(a) is to be measured by the duration of the actual delay in completion of the Landlord’s Work caused by the event or conduct constituting such Tenant Delay or Force Majeure, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other related causes.

(b)From and after the Delivery Date, subject to conformance with all applicable Laws, Tenant shall be permitted to access the Premises for the purpose of commencing its Tenant Improvements thereto (“Early Occupancy”). Tenant’s Early Occupancy shall be subject to all of the terms, covenants and conditions of this Lease, including, but not limited to, Tenant’s insurance obligations contained in Section 15 below and Tenant’s indemnity obligations contained in Section 34 below, except that Tenant will not be obligated to pay Tenant’s Operating Expense Rental until the Lease Commencement Date or monthly Base Rental until the Rent Commencement Date, and such Early Occupancy shall not advance the Expiration Date.
(c)Tenant acknowledges and agrees that it has inspected the Premises and agrees to accept the same on the Delivery Date, “AS IS” and “WITH ALL FAULTS”. TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE, AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTIES TO TENANT WITH RESPECT TO THE QUALITY OF CONSTRUCTION OF ANY LEASEHOLD IMPROVEMENTS OR TENANT FINISH WITHIN THE PREMISES OR AS TO THE CONDITION OF THE PREMISES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY REGULATIONS OR EASEMENT AGREEMENTS; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 3(c) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY EXPRESS OR IMPLIED WARRANTIES BY LANDLORD OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 40 OF THIS LEASE WITH RESPECT TO ANY OF THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE. TENANT’S OBLIGATION TO PAY RENT UNDER THIS LEASE IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES.
(d)Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, codes, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, with all requirements of any board of fire underwriters or similar body now or hereafter constituted, and with all directions, temporary and permanent certificates of occupancy and other relevant rules and regulations of interpretations thereof issued pursuant to any law by any governmental agency or officer, including, without limitation, the Americans with Disabilities Act of 1990 (as amended) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder (collectively, “Laws”), insofar as any of the foregoing relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements in the Premises; provided, however, that Tenant shall not be obligated cure any violations of Law to the extent such violations are caused by Landlord’s breach of its maintenance obligations as set forth in Section 13(a) of this Lease. The judgment of any court of competent jurisdiction or the admission of either party in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of the foregoing Laws shall be conclusive of that fact as between Landlord and Tenant.
(e)Notwithstanding Section 3(c) hereof, Landlord acknowledges and agrees that Landlord’s Work shall be compliant with applicable Laws, including Title 24 and ADA requirements for renovation construction, at the time of issuance of any applicable permits for the construction thereof.
4.Rental Payments; Advance Rent.
(a)Commencing on the Lease Commencement Date and continuing throughout the Lease Term, Tenant hereby agrees to pay all Rent due and payable under this Lease. Notwithstanding the foregoing, Base Rental shall not be due or payable by Tenant until the Rent Commencement Date. Tenant’s Operating Expense Rental, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, are hereinafter collectively referred to as the “Additional Rental,” and the Base Rental and the Additional Rental are herein collectively referred to as “Rent.” Base Rental and Tenant’s Forecast Additional Rental shall be due and payable in twelve (12) equal installments (subject to Landlord’s right to vary Tenant’s Forecast Additional Rental pursuant to Section 6(a)) on the first day of each calendar month, commencing on the Lease Commencement Date and continuing thereafter throughout the Lease Term and any extensions or renewals thereof. Tenant hereby agrees to pay such Rent to Landlord at Landlord’s address as provided herein (or such other address as Landlord designates from time to time) monthly in advance. Tenant shall pay all Rent and other sums of money which are due and payable by Tenant to Landlord at the times and in the manner provided in this Lease, without demand, set off, counterclaim or abatement (except as specifically provided to the contrary herein).
(b)If the Lease Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Operating Expense Rental for such month or months shall be prorated on a daily basis and the installment or installments so prorated shall be paid in advance.
(c)Tenant shall deposit with Landlord upon execution of this Lease the sum set forth under “Advance Rent” in the Basic Lease Information. Such amount shall be applied by Landlord to the first monthly installment of Base Rental following the Rent Commencement Date as it becomes due hereunder. In the event Tenant fails to take possession of the Premises when required or otherwise fails to comply with any of Tenant’s obligations or warranties hereunder, the Advance Rent shall be retained by Landlord for application in reduction, but not in satisfaction, of damages suffered by Landlord as a result of Tenant’s breach. Landlord shall not be required to keep the Advance Rent separate from its general accounts, or to pay interest thereon.
5.Base Rental.
From and after the Rent Commencement Date, Tenant shall pay to Landlord a base monthly rental (herein called “Base Rental”) equal to the Base Rental set forth in the Basic Lease Information.
6.Additional Rental.
(a)For purposes of this Lease, “Tenant’s Forecast Additional Rental” means Landlord’s reasonable estimate of Tenant’s Operating Expense Rental for the initial period of the Lease Term from the Lease Commencement Date until the end of the first calendar year of the Lease Term, and for all subsequent calendar years or portions thereof occurring during the balance of the Lease Term. If at any time it reasonably appears to Landlord that Tenant’s Operating Expense Rental for the current calendar year will vary from Landlord’s estimate, Landlord shall have the right to revise its estimate for such year by notice to Tenant and subsequent payments by Tenant for such year shall be based upon such revised estimate. Failure to make such a revision shall not prejudice Landlord’s right to collect the full amount of Tenant’s Operating Expense Rental. Prior to the Lease Commencement Date and thereafter prior to the beginning of each calendar year during the Lease Term, including any extensions thereof, Landlord shall present to Tenant a statement of Tenant’s Forecast Additional Rental for such calendar year; provided, however, that if such statement is not given prior to the beginning of any calendar year, Tenant shall continue to pay during the next ensuing calendar year on the same basis as in the prior calendar year until the month after such statement is delivered to Tenant. Commencing with the first day of the calendar month following the month in which the Tenant’s Forecast Additional Rental was delivered to Tenant, Tenant shall pay Tenant’s Forecast Additional Rental (less amounts, if any, previously paid toward such excess for such year) to Landlord in equal monthly installments over the remainder of such calendar year in advance on the first day of each month.
(b)For purposes of this Lease, “Tenant’s Operating Expense Rental” means for each calendar year (or portion thereof) during the Lease Term Tenant’s Share of Operating Expenses (as defined below) plus a management fee in an amount equal to three percent (3.0%) of Tenant’s then current Base Rental. “Expense Year” means each calendar year during the Lease Term and each portion of a calendar year at the beginning and end of the Lease Term. Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period. In the event of any such change, Tenant’s Operating Expense Rental shall be equitably adjusted for any Expense Year involved in any change. “Tenant’s Share” as it relates to Operating Expenses for the Building shall be determined by dividing the RSF of the Premises by the total number of RSF in the Building, expressed as a percentage. “Tenant’s Share” as it relates to Operating Expenses for the Project other than the Building shall be determined by dividing the RSF of the Premises by the total number of RSF in the Project, expressed as a percentage.
(c)Within one hundred twenty (120) days after the end of (i) the calendar year in which the Lease Commencement Date occurs and (ii) each Expense Year thereafter during the Lease Term, or as soon thereafter as practicable, Landlord shall provide Tenant a statement showing the Operating Expenses for said Expense Year, as prepared by Landlord, and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Operating Expense Rental (the “Reconciliation Statement”). In the event Tenant’s Forecast Additional Rental paid exceeds Tenant’s Operating Expense Rental for said Expense Year, Landlord shall credit such excess against Rent next due hereunder or, if the Lease Term has expired or is about to expire, refund such excess to Tenant within thirty (30) days after Landlord’s delivery of such Reconciliation Statement if Tenant is not in default under this Lease (in the instance of a default such excess shall be held as additional security for Tenant’s performance, may be applied by Landlord to cure any such default, and shall not be refunded until any such default is cured to Landlord’s reasonable satisfaction). In the event that Tenant’s Operating Expense Rental exceeds Tenant’s Forecast Additional Rental paid for said Expense Year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.
(d)For so long as Tenant is not in default under this Lease, Landlord’s books and records pertaining to the calculation of Operating Expenses for any Expense Year within the Lease Term may be audited, at Tenant’s expense, by an Authorized Representative of Tenant for a period of one hundred eighty (180) days following the delivery of a Reconciliation Statement (or any Statement revising the same); provided, that Tenant shall give Landlord not less than ten (10) Business Days’ prior written notice of any such audit. For purposes hereof, an “Authorized Representative” of Tenant shall mean a bona fide employee of Tenant, any national accounting firm, or any other party reasonably approved in writing by Landlord, in each case who is not representing, and agrees not to represent, any other tenant or subtenant in the Project regarding Additional Rental and is not working on a contingency basis. In no event shall an Authorized Representative of Tenant include the owner of any office building in the Silicon Valley area or any affiliate of such owner. Prior to the commencement of any audit, Tenant shall cause its Authorized Representative to agree in writing for the benefit of Landlord that such Authorized Representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit except to Tenant and Landlord or their professional consultants including attorneys, accountants and lenders, in response to a subpoena or other legal obligation and except in connection with any dispute between Landlord and Tenant relating to Operating Expenses. Such audit shall be conducted during reasonable business hours at Landlord’s office where Landlord’s books and records are maintained. Tenant shall cause a written audit report to be prepared by its Authorized Representative following any such audit and shall provide Landlord with a copy of such report promptly after receipt thereof by Tenant. If Landlord’s calculation of Tenant’s Operating Expense Rental for the audited Expense Year is incorrect, then Tenant shall be entitled to a prompt refund of any overpayment or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that the Operating Expenses stated in the Reconciliation Statement were overstated in Landlord’s favor by five percent (5%) or more, in which case Landlord shall pay the reasonable cost of same, not to exceed Five Thousand Dollars ($5,000.00). Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Expenses or other forms of Rent under the Lease (and waives the right to inspect Landlord’s records with respect thereto) with respect to each Expense Year during the Lease Term for which a Reconciliation Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within one hundred eighty (180) days of delivery to Tenant of the original or most recent Reconciliation Statement with respect thereto.
(e)Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
7.Operating Expenses.
(a)For the purposes of this Lease, “Operating Expenses” shall mean all expenses, costs and disbursements (but not specific costs billed to or paid directly by specific tenants of the Project) of every kind and nature, computed on the accrual basis, relating to or incurred or paid by Landlord in connection with the ownership, management, operation, repair and maintenance of the Project, including but not limited to, the following:
(1)wages, salaries and other costs of all on site and off site employees at or below the level of general manager or senior property manager engaged either full or part time in the operation, management, maintenance or access control of the Project, including taxes, insurance and benefits relating to such employees, allocated based upon the time such employees are engaged directly in providing such services;
(2)the cost of all supplies, tools, equipment, materials and personal property used in the operation, management, maintenance and access control of the Project or otherwise made available in the Common Areas;
(3)the cost of all utilities for the Common Areas of the Project, including but not limited to the cost of heat, light, steam, electricity, gas, water and sewer services;
(4)the cost of all cleaning, maintenance and service agreements for the Project and the equipment therein to the extent provided by Landlord, including but not limited to, as applicable, any security and/or alarm service, window cleaning, elevator maintenance, HVAC and other air conditioning maintenance, elevator maintenance, waste recycling service, landscaping maintenance, customary landscaping replacement, and maintenance (including striping and painting) of the surface and structured parking area;
(5)the cost of repairs and general maintenance of the Project, including the cost of repair following a casualty to the extent not reimbursed by insurance proceeds or other payments from a third party;
(6)the acquisition and/or installation costs of capital investment items (including security and energy management equipment) which are installed for the purpose of reducing operating expenses, increasing energy efficiency, promoting safety, complying with governmental regulations and requirements, or maintaining the first-class nature of the Project including capital investment items which are replacements of items which are obsolete or cannot be repaired in an economically feasible manner, costing less than $1.00 per RSF of the Premises on an aggregate annual basis, or to the extent costs per year exceeds $1.00 per RSF of the Premises, such costs shall be amortized over their respective useful lives as determined in accordance with generally accepted accounting principles, together with reasonable financing charges (whether or not actually incurred);
(7)the cost of casualty, rental loss, liability and other insurance, including earthquake, applicable to the Building and the Project, including commercially reasonable deductibles, and endorsements thereto;
(8)the cost of any transportation services made available to Tenant;
(9)the cost of trash, waste and garbage removal, recycling, air quality audits, vermin extermination, and snow, ice and debris removal;
(10)the cost of legal and accounting services incurred by Landlord in connection with the management, maintenance, operation and repair of the Project, excluding the owner’s or Landlord’s general accounting, such as partnership statements and tax returns, and excluding services described in Section 7(b)(12) below;
(11)the cost of complying with the rules and regulations applicable to the Project as mandated by governmental authorities with jurisdiction over the Project, including without limitation any costs related to licenses, permits and inspection fees;
(12)all “Tax Expenses,” which means all taxes, assessments and governmental charges attributable to the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the costs of contesting any of the same), including community improvement district taxes, sales, use and service taxes, and business license taxes and fees, excluding, however, taxes and assessments imposed on the personal property of the tenants of the Project, federal and state taxes on income, death taxes, franchise taxes, penalties (but only if Landlord is negligent in paying such taxes in a timely manner), interest, transfer taxes, and any taxes (other than business license taxes and fees and taxes on Landlord’s rental income from the Project but not its other income) imposed or measured on or by the income of Landlord from the operation of the Project;
(13)fees and expenses for accounting, financial management, data processing and information services; and
(14)any other expenses of any other kind whatsoever incurred in managing, operating, overseeing, maintaining and repairing the Project.

(b)For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, “Operating Expenses” shall not include the following:
(1)the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s cost;
(2)the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;
(3)compensation paid to officers and executives of Landlord (but it is understood that property management employees may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses under Section 7(a)(1) above);
(4)the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties or by any tenant or third party;
(5)the cost of any additions, improvements, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy;
(6)the cost of repairs incurred by reason of fire or other casualty to the extent reimbursed by a tenant, third party or insurance proceeds (other than business interruption and rent loss insurance proceeds) under policies maintained by Landlord;
(7)insurance premiums to the extent Landlord is directly reimbursed therefor, other than through Operating Expenses;
(8)financing costs including interest on debt or amortization payments or other charges on any mortgage or deed of trust and rental under any ground lease or other underlying lease except to the extent, in each case, that the debt which is being amortized was incurred to pay for an expense which is properly included in Operating Expenses pursuant to Section 7(a);
(9)any real estate brokerage commissions or other costs, including attorneys’ fees for the negotiation of leases for new tenants, incurred in procuring tenants or any fee in lieu of such commissions;
(10)any advertising and promotional expenses incurred in connection with the marketing of any space that is available for lease;
(11)any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;
(12)legal expenses arising out of the enforcement or negotiation of the provisions of any lease affecting the Land including without limitation this Lease, or relating to the sale, financing or refinancing of the Project or any interest therein except to the extent directly related to financing in connection with the management, maintenance, operation or repair of the Project;
(13)fines and penalties assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord’s violation of law or negligence in failing to perform an act or pay an amount due;
(14)costs or expenses arising from any liability from a lawsuit, cause of action or administrative action against Landlord (or any representative thereof);
(15)depreciation of the Building or Property;

(16)expenditures for repairing or replacing any defect in the design or construction of Building, to the extent such expenditures are recovered by warranty for such work;
(17)costs relating to maintaining Landlord’s legal existence, either as a corporation, partnership or other entity;
(18)all costs of Landlord’s general corporate and general administrative and overhead expenses (except as to items specifically included in Operating Expenses above and as distinguished from the costs of the operation of the Project);
(19)any fines or penalties imposed or assessed against Landlord for Landlord’s failure to comply with any governmental or regulatory agency’s rules or regulations;
(20)costs of capital improvements except as expressly permitted above; and
(21)legal, accounting or consulting costs incurred in connection with the acquisition or disposition of the Project.
(22) a management fee in addition to the costs outlined in Section 7.a.1
8.Tenant Taxes; Rent Taxes.
(a)Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether the aforementioned are owned or leased by Tenant, and whether such taxes are assessed against Tenant, Landlord, the Building or the Project. In the event that such taxes are imposed or assessed against Landlord, the Building or the Project, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord, in which event Landlord shall pay such amounts to the taxing authority promptly after receipt of the funds from Tenant. In addition, in the event there is imposed at any time a tax upon and/or measured by the rental payable by Tenant under this Lease, whether by way of a sales or use tax or otherwise, Tenant shall be responsible for the payment of such tax and shall pay the same on or prior to the due date thereof; provided, however, that the foregoing shall not include any inheritance, estate, succession, transfer, gift or income tax imposed on Landlord.
(b)Tenant will be responsible for ad valorem taxes on its personal property, whether owned or leased by Tenant and on the value of the leasehold improvements in the Premises (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make an appropriate allocation of the ad valorem taxes allocated to the Project to give effect to this sentence), and such taxes relating to other tenants of the Project will not be included in Operating Expenses.
9.Payments.
All payments of Rent and other payments to be made to Landlord shall be made on a timely basis, without demand, notice, abatement (except as expressly set forth herein), deduction or set-off, and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord’s Address designated in the Basic Lease Information above or at such other place or in some other manner as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. Following Landlord’s written request Tenant shall deliver payments of Rent and any amounts otherwise due hereunder via wire transfer of immediately available funds to such account or accounts as Landlord may designate. Tenant agrees to pay to Landlord Two Hundred Fifty Dollars ($250.00) for each check presented to Landlord in payment of any obligation of Tenant which is not paid by the bank on which it is drawn. Any sums due to Landlord from Tenant not paid when due shall bear interest at the Interest Rate from the date due until paid. The “Interest Rate” shall mean ten percent (10%) per annum compounded (not to exceed the maximum rate permitted by law).
10.Late Charges.
Any Rent or other amounts payable to Landlord under this Lease, if not paid by the fifth (5th) day of the month with respect to Base Rental and Additional Rental, or within five (5) days after the due date specified on any invoice from Landlord for any other amounts payable hereunder, shall upon delivery of written notice to Tenant (“Delinquency Notice”), incur a late charge of ten percent (10%) of the overdue amount (the “Late Charge”) for Landlord’s administrative expense in processing such delinquent payment and in addition thereto shall bear interest at the Interest Rate from and after the due date for such payment; provided, however, that Tenant shall only be entitled to receipt of a Delinquency Notice for the first late payment in any twelve (12) month period and thereafter Late Charges and interest at the Interest Rate shall be assessed automatically from and after the due dates set forth above. Tenant agrees that this Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any Late Charge shall not constitute a waiver by Landlord of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord.
11.Use Rules.
The Premises shall be used solely for the purposes set forth in the Basic Lease Information and no other purposes and consistent with the character of the Building and the Project as a Class “A” office building and office campus. Tenant shall comply with all Laws regarding the use of the Premises. Noise-producing equipment, including fans and vents, shall be oriented away from residential areas or appropriately screened and muffled. No outside storage, unenclosed uses or outside activity areas shall be permitted except screened refuse disposal containers and equipment reasonably approved by Landlord. Tenant covenants and agrees to abide by the Rules and Regulations attached as Exhibit G in all respects as now set forth or as changed from time to time by Landlord. Landlord shall have the right at all times during the Lease Term to establish and enforce such reasonable and non-discriminating rules and regulations as it deems necessary in its reasonable discretion to protect the tenantability, safety, operation, and welfare of the Premises and the Project. In the event of any inconsistency between the Lease and the Rules and Regulations, the Lease shall prevail.
(a)No Obstruction. Tenant shall not obstruct the areas outside of Tenant’s doors, or any portion of the Common Areas of the Project with any item, including, without limitation, trash or other debris.
(b)Advertisement. Except as expressly permitted by Section 41 below, Tenant shall not place or permit to be placed any sign, marquee, awning, decoration or other attachment on or to the storefront, windows (inside or outside), doors (inside or outside), or exterior walls of the Premises or at any other location in or adjacent to the Premises except with the prior written consent of Landlord. Landlord may, without liability to Tenant, enter upon the Premises and remove any such sign, marquee, awning, decoration or attachment affixed in violation of this Section 11, and Tenant agrees to pay the cost of any such removal. Tenant shall not exhibit or affix flags, pennants, banners or similar items on or to the exterior of the Premises or the Building of which the Premises are a part. No advertising medium shall be utilized by Tenant which can be heard or experienced outside the Premises, including, without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or television. Tenant shall not display, paint, or place, or cause to the displayed, painted or placed, any handbills, bumper stickers or other advertising devices in the Common Areas of the Project or on any vehicle parked in the surface of structured parking area of the Project, including those belonging to Tenant, or to Tenant’s agent or any other person; nor shall Tenant distribute or cause to be distributed in the Project any handbills or other advertising devices. Except as expressly permitted by

Section 41 below, any signs, notices, logos, pictures, names or advertisements which are installed or placed outside of the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted by Section 41 below, Tenant may not, without the prior written approval of Landlord, install any signs on the exterior of the Building or in the Common Areas of the Building or the Project, or install any other items visible from the exterior of the Premises or Building.
(c)Deliveries. Tenant agrees to cause its deliveries (including loading and unloading) to be made in such a way as to cause as little inconvenience as reasonably possible to other tenants and neighbors of the Project. In any event, Tenant shall comply with all Laws and reasonable regulations of the Project promulgated by Landlord concerning deliveries, including restrictions on noise levels, loading zones and traffic patterns.
12.Alterations.
(a)Tenant shall not make, suffer or permit to be made any alterations, additions or improvements to or of the Premises or any part thereof, or remove any portion of the Premises which is affixed thereto, or attach any fixtures or equipment thereto (collectively, the “Alterations”), without first notifying Landlord of such proposed Alterations and obtaining Landlord’s written consent, which consent shall not be unreasonably withheld and which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement of any such work. Landlord shall notify Tenant of its consent or disapproval to Alterations within fifteen (15) Business Days following the later to occur of (x) receipt of Tenant’s notice requesting such consent and (y) the date upon which Landlord receives all documents and information reasonably requested in connection with its evaluation of the proposed Alteration. Tenant’s request for Landlord’s consent to any proposed Alterations shall include a description of the proposed Alterations and shall be accompanied by materials sufficient to enable Landlord to evaluate the request. Depending on the nature and extent of the proposed Alterations, it is anticipated that such materials could range from paint chips, internally prepared diagrams, plans and specifications prepared by licensed architects and engineers, a description of proposed construction means and methods, the identity of any contractor or subcontractor to be employed in the construction of the Alterations, the estimated cost of such work and the estimated time for performance thereof. Tenant’s notice requesting consent shall describe the Alterations and the anticipated commencement date thereon so that Landlord may file a notice of nonresponsibility described in Sections 3094 and 3129 of the California Civil Code. The construction of the Tenant Improvements (as defined in the Work Letter) shall be governed by the terms of the Work Letter. However, Tenant shall not be obligated to obtain Landlord’s consent for a particular Alteration (although the above notice will always be required) in the following circumstances: (i) the cost of the Alteration in question and all work being done by Tenant in the Premises in connection with such Alteration does not exceed $50,000 and all prior Alterations for which Landlord’s consent was not required will not exceed $100,000 in any twelve (12) month period; (ii) the Alteration in question will have no effect on the various systems of the Building, including without limitation, the HVAC, plumbing and fire protection systems, the Building structure or the exterior appearance of the Building, and (iii) such Alteration will not cause Tenant to exceed the maximum floor load for the Building. Tenant shall pay to Landlord on demand an amount equal to five percent (5%) of all charges incurred by Tenant or its contractors or agents in connection with any Alterations to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. In addition, upon demand, Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection with any Alterations, including, without limitation, the costs of any third-party architects, engineers or consultants hired by Landlord to review drawings for Alterations.
(b)Landlord may impose, as a condition of its consent to all Alterations such requirements as Landlord deems desirable including, but not limited to: (i) the requirement that upon Landlord’s request, made at the time such consent is given, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and repair any damage to the Premises and Building caused by such removal; (ii) the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; and/or (iii) require that Tenant fully comply with the provisions of Section 8700 of the California Civil Code or submit evidence satisfactory to Landlord that Tenant is exempt from the requirements of such Section 8700. Notwithstanding anything herein to the contrary, to the extent any Alterations would materially affect the systems of the Building, including without limitation, the HVAC, plumbing, and fire protection systems, the exterior of the Building or any equipment located on the exterior of the Building, any portion of the Project outside of the Building or any structural component of the Building, such Alterations shall be subject to Landlord’s consent in the exercise of its sole discretion; to the extent such Alterations would merely affect the systems of the Building, including without limitation, the HVAC, plumbing, and fire protection systems, but not materially, Tenant shall observe reasonable rules relating thereto established by Landlord. Tenant shall construct such Alterations and perform any repairs which Tenant is obligated to perform hereunder at Tenant’s cost and in conformance with any and all applicable Laws, rules and regulations of any federal, state, county or municipal code or ordinance (including, without limitation, Title 24 of the California Administrative Code) and pursuant to a valid building permit, issued by the city and/or county in which the Building is located, in conformance with Landlord’s construction rules and regulations. Neither Landlord’s selection or approval of a contractor nor its approval of the plans, specifications and working drawings for Alterations shall create any responsibility or liability on the part of Landlord for the quality or adequacy of the contractor, for the completeness, design sufficiency, or compliance of such plans, specifications and working drawings with all Laws. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all work to be performed in such manner as not to obstruct access to the Project or the Common Areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working on the Project. Promptly upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations and, if available, such drawings in “CAD” format.
(c)All Alterations which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, other than trade fixtures and equipment which may be removed without material damage to the Premises on the expiration of the Lease Term or its earlier termination; provided, however, that to the extent any trade fixtures and equipment were installed or placed in or about the Premises at the cost and expense of Landlord, such trade fixtures and equipment shall remain the property of Landlord upon expiration of the Lease Term or its earlier termination. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, then as a matter which shall survive termination of this Lease, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations by Tenant or at Tenant’s behest.
13.Repairs.
(a)Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Landlord shall repair, maintain and replace as necessary, as part of Operating Expenses to the extent provided in Section 7 hereof, (i) the foundation and structural elements of the Building (including structural load bearing walls and roof structure), (ii) the Building’s and Project’s Common Areas, and (iii) to the extent installed by Landlord, the base Building mechanical, utility lines, connections and meters (but expressly excluding any tenant sub-meters); provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, contractors, employees, invitees, licensees, tenants or assigns (the “Tenant’s Parties”) or because of Tenant’s specific use of or Alterations to the Premises, Tenant shall pay to Landlord, as Additional Rental, the costs of such maintenance, repairs and replacements. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Landlord shall not be required to make any repairs or improvements to the Premises other than as expressly required under this Lease.
(b)Except for Landlord’s obligations specifically set forth elsewhere in this Lease, Tenant shall at all times and at Tenant’s sole cost and expense, manage and maintain the Premises (including all Building systems) in a first-class condition consistent with similar Class “A” buildings in Mountain View and Palo Alto and shall keep, maintain, clean, repair, renovate, retrofit, preserve and replace, as necessary, the Premises and all parts thereof, including, without limitation, plumbing/pipes and conduits at the point of entry into the Building and inside the Premises, all HVAC systems located within the Premises, all windows, restrooms, ceilings, interior walls, skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, loading dock areas and doors, fences, signs, sprinkler and electrical systems within the Premises, fire and life safety systems and lighting and HVAC control systems, and any Tenant Improvements and Alterations, so as to keep the Premises in such first class condition and repair, reasonable wear and tear and casualty damage excepted. Additionally, Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Project to the Premises and throughout the Premises. Tenant shall promptly report, in writing, to Landlord any defective or dangerous condition known to Tenant. Tenant shall maintain the Building’s structure or systems which are located in the interior of the Premises. At Landlord’s option, if Tenant fails to maintain the Premises or to make such repairs, Landlord may, but need not, perform such maintenance or make such repairs, in which case Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs and maintenance to the Premises or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. To the fullest extent permitted by Law, Tenant hereby waives and releases all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as may be provided by any law, statute or ordinance now or hereafter in effect, including Sections 1941 and 1942 of the California Civil Code. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specifically and expressly herein set forth.
(c)Tenant shall, at Tenant’s sole cost and expense, procure and maintain regularly scheduled preventive maintenance/service contracts (copies of which shall be delivered to Landlord upon request), in form and substance approved by Tenant, for: (a) heating, air conditioning and ventilation equipment; (b) boiler, fired or unfired pressure vessels; (c) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection; and (d) elevators, to the extent solely within the Building and solely servicing the Premises. All maintenance/service contracts shall include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy thereof delivered to Landlord) within thirty (30) days following the

Lease Commencement Date. The term of any such service contracts shall not extend beyond the Lease Term.
(d)If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following ten (10) Business Days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, Landlord may (i) enter upon the Premises and perform such maintenance and/or make such repairs, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rental, Landlord’s costs for making such repairs plus ten percent (10%) of such costs for overhead, within ten (10) days after receipt from Landlord of a written itemized bill therefor, or (ii) take over Tenant’s repair obligations for the remainder of the Term (including any Option Term), and include the cost of same in Operating Expenses. Any amounts not reimbursed by Tenant within the aforementioned ten (10) Business Day period will bear interest at the Interest Rate until paid by Tenant.
14.Landlord’s Right of Entry.
Notwithstanding anything to the contrary contained in this Section 14, Landlord shall retain duplicate keys to all doors of the Premises and Landlord or any Landlord Party may enter the Premises at any time to: (a) examine and inspect the Premises (including to confirm Tenant’s compliance with its obligations under this Lease), (b) show the Premises to prospective investors, purchasers, mortgagees, lessors or lessees, (c) make such repairs, alterations, replacements or additions to the Premises (i) which Landlord may elect to perform following Tenant’s failure to perform or in the event of an emergency, or (ii) for which Landlord is responsible, (d) comply with any Laws, (e) post notices of nonresponsibility and (f) exercise Landlord’s remedies upon the occurrence and during the continuation of a Default all without being liable to Tenant in any manner whatsoever for any damages arising therefrom; provided, however, that Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances, but not less than one (1) Business Day, unless otherwise agreed to by Tenant. Landlord shall be allowed to take into and through the Premises any and all materials that may be required to make any such repairs, additions, alterations or improvements. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as are required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except in the case of the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the circumstances and manner described in this Section 14 shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.
15.Insurance.
(a)Tenant shall procure at its expense and maintain throughout the Lease Term the following policies of insurance:
(1)commercial general liability insurance including contractual liability and broad form property damage (“CGL Insurance”) with an each occurrence limit of Fifteen Million Dollars ($15,000,000) and a general aggregate limit of Fifteen Million Dollars ($15,000,000). Such insurance shall name Landlord and its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time designate in writing as an additional insured, shall specifically include the liability assumed hereunder by Tenant, and is intended to be primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days’ written notice (except in the case of a non-payment of premium where the notice is ten (10) days) from the insurer prior to any cancellation or change of coverage that materially alters the coverage and/or limit required. Such insurance shall, in addition, extend to provide contractual liability coverage, extending to the indemnities by Tenant provided for in this Lease and to any liability assumed in any contract entered into in the course of Tenant’s business. The limits required can be complied with by a combination of a Commercial General Liability policy and an Umbrella Liability policy;
(2)automobile liability insurance covering owned, hired and non-owned automobiles in amount not less than $1,000,000 each accident;
(3)“all risk” property insurance on a “special causes of loss” basis (including boiler and machinery (if applicable); business income and extra expense; sprinkler damage, vandalism and malicious mischief) on the Tenant Improvements, any Alterations installed in the Premises by or on behalf of Tenant, all leasehold improvements installed in the Premises by Tenant at its expense, and all of Tenant’s personal property, such insurance to include a waiver of subrogation from Tenant’s insurer in favor of Landlord and any parties reasonably designated by Landlord. Such insurance shall be an amount equal to full replacement cost of the aggregate of the foregoing and for business income and extra expense shall equal 12 months of income and shall provide coverage comparable to the coverage in the standard ISO “special causes of loss” form, when such form is supplemented with the coverages required above, and shall name Landlord as a loss payee “as their interests may appear”;
(4)worker’s compensation insurance, statutory and employer’s liability coverage in an amount not less than $1,000,000 Disease-Policy Limit; and
(5)such other insurance as may be required by Law.
Additionally, Tenant shall at a minimum require all of its contractors, subcontractors, and vendors to maintain (A) CGL Insurance with occurrence limits and general aggregate limits in the following amounts, but otherwise meeting the requirements of Section 15(a)(1): (i) Tenant’s general contractor shall maintain CGL Insurance with limits of Fifteen Million Dollars ($15,000,000) per occurrence and Fifteen Million Dollars ($15,000,000) aggregate, (ii) all of Tenant’s contractors, subcontractors and vendors providing services to Building systems or utilities, including, without limitation, gas, HVAC, plumbing, mechanical or electrical systems, shall maintain CGL Insurance with limits of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate, and (iii) all other contractors, subcontractors and vendors of Tenant shall maintain CGL Insurance with limits of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate, (B) automobile liability per Section 15(a)(2), and (C) workers’ compensation coverage, including employer’s liability, per Section 15(a)(4). The foregoing coverages described in clauses (A) through (C) shall include a Waiver of Subrogation in favor of Landlord, its property manager and their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time designate in writing. All of Tenant’s contractors, subcontractors, and vendors shall provide such evidence of insurance as required by Landlord. At a minimum they shall be required to provide evidence of coverage and such other insurance as may be required by Landlord. Additionally, contractors, subcontractors and vendors participating in the construction of the Tenant Improvements shall be required to provide the insurance specified in the Work Letter.
All insurance policies required under Section 15(a) shall be issued by carriers licensed to do business in the State of California each with a Best’s Insurance Reports policy holder’s rating of not less than A- and a financial size category of not less than Class X, shall be written on an “occurrence basis,” which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period and shall be non-cancellable and not subject to changes of coverage that materially alter the coverage and/or limits required herein, except after thirty (30) days’ written notice to Landlord and any mortgagee or underlying ground lessor of Landlord except for non-payment of premium in which case ten (10) days’ notice shall be given. Tenant shall deliver policies of such insurance or certificates thereof to Landlord prior to the date that Tenant occupies the Premises for any reason, and evidence of renewals of such policies shall be delivered to Landlord at least ten (10) days prior to the expiration of each respective policy term. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Term, or to deliver such policies or certificates within said time frame, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rental within five (5) Business Days after delivery to Tenant of bills therefor. Tenant shall have the right to satisfy the foregoing insurance requirements pursuant to so-called “umbrella” or “blanket” insurance coverage so long as the minimum coverages described above are applicable to the Premises, Landlord and the Project, as applicable.
(b)Landlord shall maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term insurance on the Building against fire and risks covered by “special causes of loss” form on a 100% “replacement cost” basis. At Landlord’s election, in its sole and absolute discretion, Landlord may procure earthquake coverage as a part of such insurance. Landlord’s insurance shall: (i) cover the Building; (ii) not cover any Alterations installed in the Premises by or on behalf of Tenant; (iii) have a building ordinance provision; and (iv) provide for rental interruption insurance covering a period of twelve (12) full months. In no event shall Landlord agree to any co-insurance obligations under any such policies (beyond standard deductibles). Landlord shall also maintain at its expense (but with the expense to be included in Operating Expenses) commercial general liability insurance including contractual liability coverage (or with contractual liability endorsement) on an occurrence basis in amounts not less than Five Million Dollars ($5,000,000) per occurrence and general aggregate limit of Five Million Dollars ($5,000,000) with respect to bodily injury or death and property damage. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may (x) modify the foregoing coverages if and to the extent it is commercially reasonable to do so, and (y) carry additional insurance, including without limitation earthquake and flood, at its sole discretion, and the cost thereof shall be included in Operating Expenses. Any insurance required or permitted to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Project as required by this Lease.
16.Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party. This provision shall not operate to prevent Landlord from including the cost of the deductibles of such insurance in Operating Expenses.
17.Default.
(a)The following events shall be deemed to be events of default by Tenant under this Lease (each, a “Default”): (i) Tenant shall fail to pay when due any installment of Rent or any other charge or assessment against Tenant pursuant to the terms hereof, and shall fail to cure such breach within five (5) days after the due date thereof; (ii) Tenant shall fail to perform any obligation of Tenant or to comply with any provision of this Lease, other than the payment of the Rent or any other charge or assessment payable by Tenant or compliance with the items in clauses (iii) through (xi) hereof, and shall not cure such failure within fifteen (15) days after written notice thereof to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further, that if the nature of such failure is that it cannot reasonably be cured within a fifteen (15) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period, notifies Landlord within such period that it cannot reasonably complete such cure within fifteen (15) days and thereafter diligently proceeds to cure said failure as soon as possible but in no event later than ninety (90) days after receipt of Landlord’s notice; (iii) abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3; (iv) Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (v) a proceeding is commenced against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within sixty (60) days after the commencement thereof; (vi) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant; (vii) Tenant shall fail to take possession of the Premises as provided in this Lease; (viii) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project and such lien is not removed or discharged within fifteen (15) days after the filing thereof; and (ix) Tenant fails to return a properly executed instrument to Landlord in accordance with Section 25 hereof within the time period and subject to the notice requirements provided therein or Tenant fails to return a properly executed estoppel certificate to Landlord in accordance with Section 26 hereof within the time period and subject to the notice requirements provided therein.
(b)In the event of any such Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and to remove Tenant from the Premises in accordance with law. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
(i)the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
(ii)the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
As used in clauses (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in clause (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
(c)In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, but subject to applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 17(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. In addition to its other rights under this Lease,

Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover the rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).
(d)Upon the occurrence of a Default, Landlord shall have the right to exercise and enforce all rights and remedies granted or permitted by law. The remedies provided for in this Lease are cumulative and in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be effected only by the written agreement of Landlord and Tenant.
(e)No reentry or taking possession of the Premises by Landlord or any other action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease or an election by Landlord to terminate this Lease unless written notice of such intention is given to Tenant. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in the enforcement of this Lease, including, without limitation, the reasonable fees of Landlord’s attorneys. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Section 17.
18.Waiver of Breach.
No waiver of any breach of the covenants, warranties, agreements, provisions, or conditions contained in this Lease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof, and if any breach shall occur and afterwards be cured, compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.
19.Assignment and Subletting.
(a)Tenant may not directly or indirectly, voluntarily or by operation of law (i) assign this Lease or any interest herein or in the Premises, or mortgage, pledge, encumber, hypothecate or otherwise transfer or sublet the Premises or any part thereof or (ii) permit the use of the Premises by any party other than Tenant, including another tenant of the Project (all of the foregoing are hereinafter sometimes referred to collectively as “Transfer,” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”) without Landlord’s prior written consent in each instance, which shall not be unreasonably withheld or delayed and subject to Sections 19(c), 19(h) and 19(i), below. In addition, Tenant shall not create or distribute materials or information intended to market the Premises in this Lease to any potential Transferee without disclosing any such materials or information to Landlord prior to distribution. Consent to one or more Transfers shall not operate to waive this requirement for Landlord’s consent, and all subsequent Transfers shall likewise be made only upon obtaining the prior written consent of Landlord.
(b)If Tenant desires to effect any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium” (defined below), the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Within thirty (30) days after Landlord’s receipt of such Transfer Notice, Landlord shall recapture (to the extent permitted pursuant to Section 19(h)), approve, or reasonably disapprove such Transfer. Any Transfer made without Landlord’s prior written consent or deemed approval shall, at Landlord’s option, be void and shall constitute a Default. Whether or not Landlord grants consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees and other out of pocket costs incurred by Landlord, within thirty (30) days after written request by Landlord, which fees shall not in the aggregate exceed $12,000. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under Section 19(h) below), Tenant may within three (3) months after Landlord’s consent, enter into such agreement to Transfer the Premises or portion thereof, upon the same terms and conditions as are set forth in the Transfer Notice.
(c)Notwithstanding Section 19(a) above, without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Transfer, it shall be reasonable for Landlord to withhold its consent to Transfer if (i) the proposed Transferee is a party who would (or whose use would) detract from the character of the Project as Class “A” office building, such as, without limitation, a dental, medical or chiropractic office or a governmental office; (ii) the proposed assignment or subletting is to a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity; (iii) such proposed Transferee is an existing tenant of the Project; (iv) such proposed assignment, subletting or use would contravene any restrictive covenant (including any exclusive use) granted to any other tenant of the Project; (v) the proposed assignee or subtenant is a person or entity then negotiating with Landlord for the lease of space in the Project; or (vi) the creditworthiness of the proposed sublessee or assignee is not reasonably acceptable to Landlord (e.g. there does not exist reasonable evidence that sublessee or assignee can pay the rent and additional rent to be charged to sublessee or assignee).
(d)Sublessees or transferees of the Premises shall become directly liable to Landlord for all obligations of Tenant hereunder pertaining to that portion of the Premises covered by their subleases or other instruments of transfer (e.g., an assignment) without relieving Tenant of any liability therefor, and Tenant shall remain obligated for all liability to Landlord arising under this Lease during the entire remaining Lease Term including any extensions thereof, whether or not authorized herein.
(e)If Tenant is a partnership, an aggregate withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the foregoing provisions. If neither Tenant nor any affiliate which controls Tenant is a corporation, partnership or other entity that is publicly traded on a recognized national stock exchange, then any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Section 19. The term “control” as used in this Section 19(e) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease by such subtenant. However, the lack of a consent requirement shall not relieve Tenant of the obligation to deliver a timely Transfer Notice to Landlord.
(f)Fifty percent (50%) of any consideration, net of Tenant’s reasonable, out-of-pocket costs incurred in the assignment or subletting (including Tenant’s reasonable expenses in constructing improvements specifically for the subtenant or assignee and reasonable brokerage commissions in connection with the Transfer), which is in excess of the Rent and other amounts due and payable by Tenant under this Lease, and which is due to Tenant by any assignee of this Lease or successor to Tenant (including pursuant to Section 19(b)) for its assignment, or by any sublessee under or in connection with its sublease, or otherwise due to Tenant by another party for use and occupancy of the Premises or any portion thereof, on a per-rentable-square foot basis if less than all of the Premises is transferred (the “Transfer Premium”), shall be promptly remitted by Tenant to Landlord as Additional Rental hereunder and Tenant shall have no right or claim thereto as against Landlord.
(g)No assignment of this Lease consented to by Landlord shall be effective unless and until Landlord shall receive an original assignment and assumption agreement, in form and substance satisfactory to Landlord, signed by Tenant and Tenant’s proposed assignee, whereby the assignee assumes due performance of this Lease to be done and performed for the balance of the then remaining Lease Term. No subletting of the Premises, or any part thereof, shall be effective unless and until there shall have been delivered to Landlord an agreement, in form and substance satisfactory to Landlord, signed by Tenant and the proposed sublessee, whereby the sublessee acknowledges the right of Landlord to continue or terminate any sublease, in Landlord’s sole discretion, upon termination of this Lease, and such sublessee agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue such sublease.
(h)Notwithstanding anything to the contrary contained in this Section 19 except paragraph (i) below, upon receipt of any Transfer Notice which contemplates a Transfer that (i) will result in Tenant or its Permitted Transferees (as hereinafter defined) no longer occupying at least fifty percent (50%) of the RSF of the Premises or (ii) has a term (excluding any extension or renewal options) that is longer than fifty percent (50%) of the then remaining Lease Term, Landlord shall have the option exercisable by written notice to Tenant given within thirty (30) days after receipt of the Transfer Notice, to recapture the space proposed to be sublet or assigned (“Transfer Space”). If Landlord exercises its option to recapture, the Lease shall terminate with respect to the Transfer Space on the commencement date specified in the Transfer Notice, and if there is no such date then thirty (30) days after Landlord sends its written notice of recapture. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, Landlord and Tenant shall enter into an appropriate amendment to this Lease confirming such partial termination of this Lease, providing for a prorata reduction in and apportionment of Base Rental and Tenant’s Share on a straight square footage basis, adding commercially reasonable lease provisions for a multi-tenant Building, if applicable, such as reasonable and appropriate access to the Transfer Space through the remainder of the Building and the equitable use of common facilities and parking, and Landlord shall have the right to use or relet the Transfer Space for any legal purpose in its sole discretion. If Landlord elects to recapture the Transfer Space, then Landlord shall separately demise the portion of the Premises so recaptured by Landlord from the balance of the Premises, including, without limitation, capping, re-routing or reconfiguring all mechanical, electrical, plumbing, life-safety and other systems and equipment serving the affected portions of the Premises and construct such other improvements as may be required by law or which Landlord reasonably deems to be necessary or appropriate to so demise the portion of the Premises so recaptured and the cost of such work shall be paid by Tenant. If Landlord declines, or fails to elect in a timely manner to recapture the Transfer Space within such thirty (30) day period, then, provided Landlord has consented or is deemed to have consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Transfer Space to the proposed Transferee, subject to the provisions of the last sentence of this grammatical paragraph. Any subsequent proposed Transfer of the applicable space shall be subject to this Section. If a proposed Transfer is not consummated within three (3) months after the date of the relevant Transfer Notice, Tenant shall be required to submit a new Transfer Notice to Landlord with respect to any contemplated Transfer of the Transfer Space described in the first Transfer Notice.
(i)Notwithstanding Sections 19(a) and (b), an assignment or subletting by Tenant of all or a portion of the Premises or this Lease to (i) an entity which is 100% owned by Tenant, directly or indirectly; (ii) any entity which purchases all or substantially all of the stock or assets of Tenant; (iii) any entity into which Tenant is merged or consolidated; or (iv) the sale or transfer of the capital stock of Tenant as provided hereinbelow (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”), shall not require Landlord’s consent and shall not be deemed a Transfer under this Section 19, provided that (A) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Section 19; (B) Tenant gives Landlord at least twenty (20) days’ prior notice of any such assignment or sublease to an Affiliate; (C) such Affiliate shall have, as of the effective date of any such assignment or sublease, a Tangible Net Worth which is equal to or greater than the greater of (x) the net worth of LifeLock, Inc., a Delaware corporation (“Original Tenant”), as of the Lease Commencement Date and (y) the Tangible Net Worth of the Original Tenant as of the date of the applicable assignment or sublease to its Affiliate; (D) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such Affiliate shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the portion of the Premises which is the subject of such assignment or sublease (other than the amount of Base Rental payable by Tenant with respect to a sublease); and (E) Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease. Any Affiliate to whom Tenant may assign this Lease or sublease a portion of the Premises as permitted by this Section 19(i) shall be deemed to be a “Permitted Transferee”. The terms and provisions of Sections 19(f) and 19(h) shall not be applicable to a Transfer described in this Section 19(i). However, no assignment or subletting under this Section 19(i) shall be effective until Tenant and the assignee or sublessee have complied with Section 19(g) above.
20.Destruction.
(a)If the Premises are damaged by fire or other casualty, the same shall be repaired as speedily as practicable, subject to reasonable delay for insurance adjustment or other matters beyond Landlord’s reasonable control under the circumstances, at the expense of Landlord (subject to Section 20(c) below), unless this Lease is terminated as provided in this Section. Beginning on the date of such casualty and continuing during the period required for repair, a just and proportionate part of the Base Rental and Tenant’s Operating Expense Rental shall be abated for the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof, unless such damage to the Premises is due to the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, in which event Base Rental and Additional Rental shall be abated only to the extent Landlord is reimbursed from the proceeds of rental income or interruption insurance purchased by Landlord as part of Operating Expenses.
(b)If the Premises are (i) damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within six (6) months after the date of the casualty; (ii) damaged or destroyed as a result of a risk which is not insured under standard special form/all risk insurance policies or any other insurance carried by Landlord; (iii) damaged and the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt or terminates the ground or underlying lease, as the case may be; or (iv) substantially damaged or destroyed during the last twenty-four (24) months of the Lease Term, as extended if permitted herein; or if the Premises is damaged in whole or in part to such an extent that the Project cannot, in Landlord’s reasonable judgment, be operated economically as an integral unit and is not operated as an integral unit as originally built, then in any such event Landlord may at its option terminate this Lease by notice in writing given to Tenant within sixty (60) days after the date of such damage or destruction. If the Premises are damaged to such an extent that repairs cannot, in Landlord’s judgment, be completed within six (6) months after the date of the casualty or if the Premises are substantially damaged during the last twenty-four (24) months of the Lease Term, as it may have been extended if permitted herein, then in either such event Tenant may elect to terminate this Lease by notice in writing to Landlord within thirty (30) days after notice from Landlord of the estimated repair time. Unless Landlord or Tenant elects to terminate this Lease as hereinabove provided, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section 20 as expeditiously as possible under the circumstances. If Landlord or Tenant terminates the Lease pursuant to this Section 20, then Tenant shall pay the Base Rental and Additional Rental properly apportioned (and as the same may have been abated in accordance with Section 20(a) above) up to such date of termination or casualty, as the case may be, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
(c)If Landlord should elect or be obligated pursuant to Section 20(a) above to repair because of any damage or destruction, Landlord’s obligation shall be limited solely to restoration of the Building to the condition provided to Tenant on the Delivery Date and shall not extend to any leasehold improvements in the Premises, furniture, equipment, supplies, trade fixtures or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees. If the cost of performing such repairs and restoration exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty, or if Landlord’s mortgagee under a mortgage or the lessor under an underlying lease shall require that any insurance proceeds from a casualty loss be paid to it, Landlord may terminate this Lease.
(d)In no event shall Landlord be liable for any loss or damage sustained by Tenant or its visitors, or injury to Tenant’s business by reason of casualties mentioned hereinabove or any other accidental casualty.
(e)The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project. Any statute or regulation of the state in which the Building is located including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.
21.Tenant’s Property.
Provided that Tenant shall not be in default under this Lease, Tenant shall be permitted to remove its trade fixtures, personal property, equipment and furniture from the Premises at any time during the Lease Term and any extensions thereof, and at the expiration or termination of the Lease, subject to and in accordance with the terms and conditions of this Lease otherwise governing the same.
22.Services to the Premises.
(a)Subject to the Rules and Regulations attached hereto as Exhibit G and unless access to the Premises is restricted by casualty, condemnation, Force Majeure or any governmental action, Tenant shall have access to the Premises 24 hours per day, 365 days per year, during the Lease Term.
(b)Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges, janitorial services, trash collection services, and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its sole discretion. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be Additional Rent hereunder. In addition, if applicable, to the extent any utility is not separately metered to the Premises, Landlord may, at Tenant’s expense, install and shall have access to the Premises to monitor a separate meter (or submeter) to determine the actual use of any utility in the Premises or any shared common area and may make available and share actual whole-project energy and water usage data as necessary to maintain the Building's "green building" certification, if any. If there is no meter or submeter in the Premises, then, upon request, Tenant shall provide monthly utility usage to Landlord in electronic or paper format or provide permission for Landlord to request information regarding Tenant's utility usage directly from the utility company. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. If Tenant is billed directly by a public utility with respect to Tenant's energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's energy usage with respect to the Premises directly from the applicable utility company.
(c)At the time of Landlord’s approval of Tenant’s Final Working Drawings (as such term is defined in the Work Letter) and of any proposed Alterations, Landlord may designate any improvements which Landlord reasonably believes will cause there to be wear and tear of any related dedicated HVAC system(s) or other building systems within the Premises or the Project (“Tenant’s Wear and Tear”) that is significantly greater than that which would be customary for premises being used for normal general office uses (“Normal Wear and Tear”), because of the hours during which such dedicated HVAC system(s) or building systems will be in use, the impact which equipment being operated by Tenant within the Premises will have on such dedicated HVAC system(s) or building systems, or other similar factors (the extent to which Tenant’s Wear and Tear exceeds Normal Wear and Tear being referred to herein as “Excess Wear and Tear”). If Landlord makes such a designation and Tenant constructs the improvements in question, then the incremental cost of operating the dedicated HVAC system(s) and/or building systems due to the Excess Wear and Tear along with the incremental cost of maintaining, repairing and replacing all or any portion of the dedicated HVAC system(s) and/or building systems resulting from such Excess Wear and Tear shall be paid by Tenant within thirty (30) days after written demand from Landlord as Additional Rental.
(d)HVAC shall be supplied to the Premises from 7:00 A.M. to 7:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M., Saturdays (collectively, the “Business Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord’s good faith discretion, other state and nationally recognized holidays selected by Landlord (collectively, the “Holidays”); provided, however, that if Tenant desires HVAC to be provided to the Premises during hours (“Non-Business Hours”) other than Business Hours (“After Hours HVAC”), Tenant shall provide Landlord with prior written notice (which at a minimum shall be delivered not less than 24 hours prior to Tenant’s desired After Hours HVAC use).  Tenant shall pay to Landlord an amount equal to twenty-five dollars ($25) per hour for each hour of After Hours HVAC supplied to Tenant hereunder (the “After Hours HVAC Rate”) within ten (10) days of receipt of a bill therefor.  Landlord may reasonably increase the After Hours HVAC Rate to reflect changes in costs following the Lease Commencement Date. Tenant shall be responsible for and shall pay to Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment) incurred by Landlord because of the failure of the HVAC system to perform its function due to the occupancy of the Premises by more than one (1) person per 150 feet of RSF of the Premises, arrangement of partitioning in the Premises or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment.
(e)Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility, or for any diminution in the quality or quantity thereof, whether such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by Force Majeure, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, except as expressly provided in this Lease, relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure of Tenant to receive any of the services or utilities as set forth in this Section 22. Notwithstanding the foregoing, if there is Service Failure (as defined below) that continues for not less than three (3) consecutive Business Days, then Tenant, as its sole remedy therefor, shall be entitled to an abatement of Base Rental for each day during the period beginning on the fourth (4th) consecutive Business Day of the Service Failure and ending on the day the Service Failure has been abated. As used herein, “Service Failure” shall mean a material interruption or termination occurring during the period of construction of Landlord’s Work of any utility to be provided to Tenant at the Premises, which such interruption or termination is solely a result of Landlord’s gross negligence or willful misconduct in the course of Landlord’s Work.
23.Waiver of Jury Trial.
If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder or at law, the parties hereto agree to and hereby do waive any right to a trial by jury.
24.Time.
Time is of the essence of this Lease and each of its provisions and whenever a certain day is stated for payment or performance of any obligation of Tenant or Landlord, the same enters into and becomes a part of the consideration hereof.
25.Subordination and Attornment.
(a)Except to the extent that Landlord’s mortgagee (or lessor under a ground lease) elects to make the Lease senior to the mortgage (or ground lease) pursuant to Section 25(b), Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or underlying lease which may hereafter be in effect regarding the Project or any component thereof, to any mortgage now or hereafter encumbering the Premises or the Project or any component thereof, to all advances made or hereafter to be made upon the security of such mortgage, to all amendments, modifications, renewals, consolidations, extensions, and restatements of such mortgage, and to any replacements and substitutions for such mortgage. The terms of this provision shall be self-operative and no further instrument of subordination shall be required. Tenant, upon request of any party in interest, shall execute within ten (10) days of written request by Landlord such instrument or certificates as may be reasonably required to carry out the intent hereof, whether said requirement is that of Landlord or any other party in interest, including, without limitation, any mortgagee. If Landlord or its mortgagee requests the same, Tenant agrees to execute, acknowledge and deliver within ten (10) days following demand a subordination, non-disturbance and attornment agreement upon such mortgagee’s commercially reasonable form evidencing such subordination of this Lease to the lien of the mortgage or lease. Tenant hereby irrevocably agrees that if Tenant fails to execute and deliver such instrument or instruments within such ten (10) day period, Landlord may provide to Tenant a second written request with respect thereto, and that if Tenant fails to timely execute and deliver such instrument or instruments within three (3) days after the date of Landlord’s second written request therefor, Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such commercially reasonable instrument or instruments, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments or certificates.
(b)If any mortgagee or lessor under a ground or underlying lease elects to have this Lease superior to its mortgage or lease and signifies its election in the instrument creating its lien or lease or by separate recorded instrument, then this Lease shall be superior to such mortgage or lease, as the case may be. The term “mortgage”, as used in this Lease, includes any deed of trust, deed to secure debt, or security deed and any other instrument creating a lien in connection with any other method of financing or refinancing. The term “mortgagee”, as used in this Lease, refers to the holder(s) of the indebtedness secured by a mortgage.
(c)In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises or the Project, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, if elected by the transferee following such foreclosure or other transfer, and so long as such party recognizes and agrees to be bound by the Lease and to not disturb the Tenant’s quiet enjoyment thereof, Tenant shall attorn to the transferee or purchaser at foreclosure or under power of sale, or the lessor of Landlord upon such lease termination, as the case may be (sometimes hereinafter called “such person”), without any deductions or off set whatsoever, and shall recognize and be bound and obligated hereunder to such person as the Landlord under this Lease; provided, however, that no such person shall be (i) bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease (and then only if such prepayments have been deposited with and are under the control of such person); (ii) bound by any amendment or modification of this Lease made without the express written consent of the mortgagee or lessor of the Landlord, as the case may be; (iii) obligated to cure any defaults under this Lease of any prior landlord (including Landlord); provided, however, that such person shall be responsible for ongoing maintenance and repair obligations of the Landlord; (iv) liable for any act or omission of any prior landlord (including Landlord); (v) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (vi) bound by any warranty or representation of any prior landlord (including Landlord) relating to work performed by any prior landlord (including Landlord) under this Lease. Tenant agrees to execute any attornment agreement not in conflict herewith requested by Landlord, the mortgagee or such person. Tenant’s obligation to attorn to such person shall survive the exercise of any such power of sale, foreclosure or other proceeding. Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord’s interest in the Premises or the Building pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of the Tenant hereunder.
26.Estoppel Certificates.
Within ten (10) days after written request therefor from Landlord, Tenant agrees to execute and deliver to Landlord in recordable form an estoppel certificate addressed to Landlord, any mortgagee or assignee of Landlord’s interest in, or purchaser of, the Premises or the Project or any part thereof, which shall be substantially in the form of Exhibit H attached hereto or in such other commercially reasonable form as may be required by same. Such certificate shall also include such other information as may reasonably be required by such mortgagee, assignee, purchaser or Landlord. Any such certificate may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate is addressed. Tenant hereby irrevocably agrees that if Tenant fails to execute and deliver such certificate or within such ten (10) day period, Landlord may provide to Tenant a second written request with respect thereto and that failure of Tenant to timely execute and deliver such estoppel certificate or other instruments within three (3) days after the date of Landlord’s second written request therefor shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the form of estoppel certificate delivered by Landlord are true and correct, without exception.
27.Cumulative Rights.
All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of, or in lieu of those conferred by law.

28.Holding Over.
If Tenant remains in possession after expiration or termination of the Lease Term with or without the Landlord’s written consent, Tenant shall become a tenant-at-sufferance, and there shall be no renewal or extension of this Lease by operation of law. During the period of any such holding over, all provisions of this Lease shall be and remain in effect except that the monthly rental shall be (i) one hundred fifty percent (150%) of the amount of Rent (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions, for the initial four (4) months of holdover and (ii) from and after the beginning of the fifth month of holdover one hundred seventy-five percent (175%) of the amount of Rent (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions. The inclusion of the preceding sentence in this Lease shall not be construed as the Landlord’s consent for Tenant to hold over. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 28 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, any consequential damages and any lost profits resulting therefrom.
29.Surrender of the Premises.
Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises and every part thereof, and any Alterations, broom clean and in good condition and state of repair, reasonable wear and tear and damage due to casualty or condemnation excepted. If Tenant is not then in default, Tenant shall remove all personalty and equipment not attached to the Premises that it has placed upon the Premises, and repair any damage caused by such removal. At Landlord’s option, Tenant shall also be responsible for the removal of any portion of the Tenant Improvements which Landlord reasonably concludes, and provides written notice thereof to Tenant not less than sixty (60) days prior to the end of the Lease Term, are not customary improvements for a first-class office building; provided that the removal of such Tenant Improvements shall be effected by Tenant without damage to the remainder of the Premises or the Building and without interference with the business or operations of Landlord or any other tenant of the Project. If Tenant shall fail or refuse to remove all of Tenant’s effects, personalty and equipment from the Premises upon the expiration or termination of this Lease for any cause whatsoever or upon the Tenant being dispossessed by process of law or otherwise, such effects, personalty and equipment shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all reasonable expenses incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing any damage to the Building or Project caused by the removal of such property and storage charges (if Landlord elects to store such property). Tenant shall, at least sixty (60) days before the last day of the Lease Term, arrange to meet Landlord for a joint inspection of the Premises. In the event of Tenant’s failure to arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacation of the Premises shall be deemed correct for purposes of determination of Tenant’s responsibility for repairs and restoration. The covenants and conditions of this Section 29 shall survive any expiration or termination of this Lease.
30.Notices.

All notices required or permitted to be given hereunder shall be in writing and may be delivered in person to either party or may be sent by nationally recognized overnight courier or by United States mail, certified, return receipt requested, postage prepaid. Any such notice shall be deemed received by the party to whom it was sent (i) in the case of personal delivery or courier delivery, on the date of delivery to such party, and (ii) in the case of certified mail, on the date receipt is acknowledged on the return receipt for such notice or, if delivery is rejected or refused or the U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, the first date of such rejection, refusal or inability to deliver. All such notices shall be addressed to Landlord or Tenant at their respective address set forth hereinabove in the Basic Lease Information or at such other address as either party shall have theretofore given to the other by notice as herein provided. If Tenant is notified in writing of the identity and address of the Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.
31.Damage or Theft of Personal Property.
As a material part of the consideration to Landlord, all personal property brought into Premises by Tenant, or Tenant’s employees or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act or omission of co-tenants, occupants, invitees or other users of the Building or any other person. Tenant acknowledges Landlord shall not be providing any security for the Premises, Building or Project. Landlord shall not at any time be liable for damage to any property in or upon the Premises which results from power surges or other deviations from the constancy of electrical service or from gas, smoke, water, or rain, which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever.
32.Eminent Domain.
(a)If all or part of the Premises is taken for any public or quasi public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises. If title to so much of the Building is taken that a reasonable amount of reconstruction thereof will not in Landlord’s sole discretion result in the Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then this Lease shall terminate on the date that the condemning authority actually takes possession of the part so condemned or purchased.
(b)If this Lease is terminated under the provisions of this Section 32, Rent shall be apportioned and adjusted as of the date of termination.
(c)If there is a partial taking of the Building and this Lease is not thereupon terminated under the provisions of this Section 32, then this Lease shall remain in full force and effect, and Landlord shall, within a reasonable time thereafter, repair or reconstruct the remaining portion of the Building to the extent necessary to make the same a complete architectural unit; provided that in complying with its obligations hereunder Landlord shall not be required to expend more than the net proceeds of the condemnation award which are paid to Landlord, and which the Landlord’s mortgagee permits Landlord to use for this purpose. In such case, the rent shall be proportionately abated based upon the square feet of the Premises taken as compared to the total square feet of the Premises originally.

(d)All compensation awarded or paid upon a total or partial taking of the Premises or the Building shall belong to and be the property of Landlord without any participation by Tenant. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for moving expenses, loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant’s expense (and not with the proceeds of the Tenant Improvement Allowance); provided, however, that no such claim shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Subject to the foregoing provisions of this Section 32, Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid for the fee as a result of any such taking.
(e)Notwithstanding anything to the contrary contained in this Section 32, if, during the Lease Term, the use or occupancy of any part of the Building or the Premises shall be taken or appropriated temporarily for a period of one hundred eighty (180) days or less for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the Lease Term.
33.Parties.
The term “Landlord,” as used in this Lease, shall include Landlord and its assigns and successors. Should Landlord’s interest in the Premises cease to exist for any reason during the Lease Term, then notwithstanding the happening of such event, this Lease nevertheless shall remain in full force and effect, and Tenant hereby agrees to attorn to the then owner of the Premises. The term “Tenant” shall include Tenant and its heirs, legal representatives and successors, and shall also include Tenant’s assignees and sublessees, if this Lease shall be validly assigned or the Premises sublet for the balance of the Lease Term or any renewals or extensions thereof. Landlord’s right to transfer or assign Landlord’s interest in and to the Premises, or any part or parts thereof, shall be unrestricted; in the event of any such transfer or assignment by Landlord which includes the Premises, upon the assignee’s or transferee’s assumption of the obligations of Landlord arising after the effective date of the transfer, Landlord’s obligations to Tenant hereunder shall cease as of the date of transfer and assumption and Tenant shall look only and solely to Landlord’s assignee or transferee for performance thereof.
34.Liability of Tenant.
(a)Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever including without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Premises or the Building, the Project, or caused by gas, fire, oil, electricity, or any cause whatsoever (other than the intentional or willful misconduct of Landlord and its agents and employees), in, on, or about the Premises, the Building, the Project or any part thereof and agrees that Landlord, and its partners, joint venturers, members, shareholders, lenders and mortgagees, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant.

(b)Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all loss, cost, damage, injury, expense and liability, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Claims”): (i) incurred in connection with or arising from Tenant’s occupancy or use of, in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Tenant Improvements, Alterations, fixtures and/or equipment in, on or about the Premises); (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct of Tenant or of the contractors, agents, servants, employees, licensees, invitees, guests or visitors of Tenant (collectively, the “Tenant Parties”) in, on or about the Premises, Building and Project; or (iii) arising from any breach of this Lease by Tenant. Tenant further agrees to indemnify and hold the Landlord Parties harmless from, and defend the Landlord Parties against, any and all Claims arising from the conduct of any work or business of Tenant Parties in or about the Project, including any release, discharge, storage or use of any Hazardous Substance, hazardous waste, toxic substance, oil, explosives, asbestos, or similar material. Notwithstanding anything contained herein to the contrary, Tenant’s indemnification obligations set forth herein shall not apply to any Claims arising out of or relating to any gross negligence, willful misconduct or breach of the Lease by any Landlord Parties. In the event of a discrepancy between the terms of this Section and the terms of Section 39 (concerning Hazardous Substance liability), the latter shall control. Nothing in this Section 34 is intended to nor shall it be deemed to override the provisions of Section 16.
35.Force Majeure.
Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, moratorium, adverse weather, delays in receipt of permits, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The foregoing shall in not any way eliminate or defer any obligation of Tenant to pay Rent for the period in which a Force Majeure event occurs, except to the extent set forth in Section 20 hereof.
36.Landlord’s Liability.
(a)Landlord and the Landlord Parties shall have no personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease, Tenant shall look solely to the equity of Landlord in and to the Project for satisfaction of Tenant’s remedies, if any. It is expressly understood and agreed that Landlord’s liability under the terms of this Lease shall in no event exceed the amount of its interest in and to said Project. In no event shall any of the Landlord Parties be personally liable with respect to any of the provisions of this Lease and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord or any of the Landlord Parties be liable for injury to Tenant’s business or for any loss of income or profit therefrom. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.
(b)Except to the extent caused by the negligence or willful misconduct of any Tenant Party, Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney’s fees (but excluding any consequential damages or loss of business) occurring in, on, or about the Project to the extent such injury or damage is caused by the intentional or willful misconduct of Landlord, its employees, its property manager, its contractors, its agents, or its property manager’s employees; provided, however, that the foregoing indemnity shall not include claims or liability to the extent waived by Tenant pursuant to Section 34. Further, (i) in the event of a discrepancy between the terms of this Section and the terms of Section 39 concerning Hazardous Substances liability, the latter shall control; and (ii) nothing in this Section 36(b) is intended to nor shall it be deemed to override the provisions of Section 16.
(c)Except as set forth in Section 28 of this Lease, neither party shall be liable to the other or to any other person for any consequential damages, special or punitive damages, or for loss of business, revenue, income or profits even if caused by the active or passive negligence, or intentional or willful misconduct, of any party, or any Tenant Party or Landlord Party, and each party hereby waives any and all claims for any such damages. The provisions of this Section 36 shall survive the expiration or sooner termination of this Lease.
37.Landlord’s Covenant of Quiet Enjoyment.
Provided Tenant performs the terms, conditions and covenants of this Lease, and subject to the terms and provisions hereof, including Landlord’s right to perform any Construction Work, and the rights of any mortgagees or ground lessors of the Project, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Premises, for the Lease Term, without hindrance, claim or molestation by Landlord or any other person lawfully claiming under Landlord. The foregoing covenant is in lieu of any other covenant, express or implied.
38.Letter of Credit.
(a)Delivery of Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) containing the terms required herein, running in favor of Landlord, issued by, a solvent, nationally recognized bank with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association (the “Bank”), and payable upon presentation to an operating retail branch located in San Francisco, California of such Approved Issuer, in an amount equal to One Million Thirty Thousand and No/100 Dollars ($1,030,000.00) (the “Letter of Credit Amount”). The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Lease Commencement Date and continuing until the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Term, and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully transferrable by Landlord, its successors and assigns, (d) permit partial draws and multiple presentations and drawings, and (e) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev), International Chamber of Commerce Publication #600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the Bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide

Landlord with a substitute Letter of Credit complying with all of the requirements of this Section 38. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Landlord, or its then managing agent, shall have the right to draw upon the then current Letter of Credit. In addition to Landlord’s rights to draw upon the Letter of Credit in Section 38(d) below and as otherwise described in this Section 38, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is past-due beyond applicable notice and cure periods under the terms and conditions of this Lease; (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date, or (E) Tenant has failed to deliver a new Letter of Credit or amendment to the existing Letter of Credit increasing the stated amount as required under the terms of this Lease. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment.
(b)Transfer of Letter of Credit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity as provided hereinbelow. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
(c)In General. If, for any reason, (a) the amount of the Letter of Credit becomes less than the Letter of Credit Amount, or (b) the Letter of Credit Amount is required to be increased due to an increase in the RSF of the Premises, Tenant shall, within five (5) business days thereafter with respect to clauses (a) and (c) above, or ten (10) business days thereafter with respect to clause (b) above, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 38, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 17(a) above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 38, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 38, and the proceeds of the Letter of Credit may be applied by

Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
(d)Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, in each case beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained, or that Landlord reasonably estimates that it will sustain, resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
(e)Security Deposit. Any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Section 38, Tenant may deposit a Letter of Credit that complies with all requirements of this Section 38, in which event Landlord shall return the Deposit to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within one hundred twenty (120) days following the later of the expiration of the Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit. Thereafter, Tenant shall look solely to the new owner or lessor for the return of said Deposit. The Deposit shall not be mortgaged, assigned or encumbered by Tenant. In the event of a permitted assignment under this Lease by Tenant, the Deposit may be held by Landlord as a deposit made by the permitted assignee in which event the Landlord shall have no further liability with respect to the return of said Deposit to the original Tenant.
39.Hazardous Substances.
Tenant hereby covenants and agrees that Tenant shall not cause or permit any Hazardous Substances to be generated, placed, held, stored, used, located or disposed of at the Project or any part thereof, except for such Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office and administrative purposes, but only so long as the use or storage thereof do not pose a threat to public health or to the environment or would necessitate a “response action”, as that term is defined in “CERCLA” (as hereinafter defined), and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances. Promptly upon receipt of Landlord’s request, Tenant shall submit to Landlord true and correct copies of any reports filed by Tenant with any governmental or quasi-governmental authority regarding the generation, placement, storage, use, treatment or disposal of Hazardous Substances on or about the Premises. For purposes of this Section 39, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (“EPA”) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Premises of any Hazardous Substances during the Term including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law; provided, however that such indemnification obligations of Tenant shall not apply to any Hazardous Substances which escape, leak, spill, discharge, are emitted or released onto or from the Premises or the Project as a result of the act or omission of Landlord or any Landlord Parties. The obligations of Tenant under this Section shall survive any expiration or termination of this Lease.
40.Broker.
Newmark Cornish & Carey has represented Landlord in this transaction and CBRE has represented Tenant (collectively, “Brokers”). Landlord and Tenant represent and warrant to each other that (except with respect to the Brokers) no broker, agent, commission salesperson, or other person has represented Landlord or Tenant in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to the Brokers) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord or Tenant. Landlord and Tenant agree to indemnify and hold each other harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by the other party as a result of a breach by Landlord or Tenant, as applicable, of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord’s or Tenant’s failure to pay commissions, fees, or compensation due to any broker who represented Landlord or Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Brokers) claiming to have dealt with Landlord or Tenant, whether or not such claim is meritorious.
41.Signage.
(a)Tenant shall have the right to install signage on the monument sign for the Building and on the exterior or interior of the Building subject to the prior written approval of Landlord, which approval may be withheld in Landlord’s reasonable discretion. If Landlord approves of the installation of any signage, the graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's standard signage program. In addition, Tenant's signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable Laws and to any covenants, conditions and restrictions affecting the Project. Tenant shall be responsible, at its sole cost and expense, for all costs associated with the design, fabrication, permitting, installation, repair, maintenance, replacement, removal of all Tenant’s signs and the repair of any damage to the Building resulting from the removal of such signage. Any signage rights granted by Landlord are personal to the Original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than a Permitted Transferee; provided, however, that the name of such Permitted Transferee is not an Objectionable Name. The sign rights granted to the Original Tenant hereunder are not assignable separate and apart from the Lease, nor may any sign right granted herein be separated from the Lease in any manner, either by reservation or otherwise without Landlord’s consent or as otherwise expressly permitted in this Lease. “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend landlords of Class “A” buildings in Mountain View.
(b)Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises and that are not permitted by the terms of this Lease may be removed without notice by Landlord at the sole expense of Tenant.
(c)Notwithstanding anything herein to the contrary, Tenant is solely responsible for obtaining all approvals, consents and permits, if any, from the City of Mountain View and/or any other applicable governmental agency necessary for Tenant to install and/or construct Tenant’s signage on the Building or on any existing monument sign, and Landlord does not represent to Tenant that any signage will be permitted by the City of Mountain View and/or any other applicable governmental agency. Landlord shall at no cost or expense to Landlord, reasonably cooperate with Tenant in securing permits, variances, and all other necessary approvals for the purposes of installing such signage, including signage not permitted as of the date hereof but sought by Tenant.
(d)Tenant’s right to maintain the exterior signage granted hereunder is expressly conditioned upon Tenant (or a Permitted Transferee) occupying for the conduct of its business not less than the entirety (100%) of the Premises.
42.Attorney Fees.
In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the Prevailing Party in such action shall be entitled to recover from the non-Prevailing Party therein reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding. For purposes of this Lease a party shall be considered the “Prevailing Party” to the extent that (1) such party initiated the litigation and substantially obtained the relief which it sought whether by judgment, voluntary agreement or action of the other party, trial or alternative dispute resolution process, (2) such party did not initiate the litigation and did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (3) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. Notwithstanding the foregoing, however, Landlord shall be deemed the Prevailing Party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord. If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.
43.Rooftop Rights.
(a)During the Lease Term and any extension thereof, Tenant shall have the right to install (in accordance with Sections 12 and 13 of this Lease), operate and maintain one or more satellite dish, antenna or other communication device (individually and collectively, the “Dish/Antenna”) for its own internal use, subject to Landlord’s reasonable approval. Tenant shall be solely responsible for obtaining and maintaining, at its cost, all necessary governmental and regulatory approvals and any other third party approval and shall promptly provide a copy of the same to Landlord as a condition to Tenant’s right to install, maintain or remove any such equipment. Tenant shall be solely responsible for the cost of installing, operating, maintaining and removing the Dish/Antenna. The Dish/Antenna shall be removed from the Premises on or prior to the end of the Lease Term and Tenant shall promptly take all necessary action to repair any damage caused by such removal and to otherwise restore the Building to the condition that existed prior to the installation of the Dish/Antenna, reasonable wear and tear excepted.
(b)The installing, maintaining and repairing of the Dish/Antenna shall be performed by Tenant or Tenant’s authorized representative or contractors, at Tenant’s sole cost and risk. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building arising from or related to the Dish/Antenna or appurtenances.
(c)Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Laws and matters of record now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant's equipment. Neither Landlord nor any Landlord Party shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna because of any act, omission or requirement of the public utility serving the Project and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor any Landlord Party shall have any responsibility or liability for the conduct or safety of any of Tenant's representatives, repair, maintenance and engineering personnel while in or on any part of the roof.
(d)All roof equipment, including utilities and the Dish/Antenna, shall be screened from view with an opaque screen or fence architecturally integrated with the Building reasonably approved by Landlord. Tenant shall not be permitted to locate any third-party equipment on the roof, including but not limited to, cellular communications equipment or wireless equipment for use by parties other than Tenant.
44.Terrace Rights.
Tenant's use of the balconies and terraces affixed to the Building (collectively, the “Terraces”) shall at all times be in compliance with applicable Laws, rules, regulations and requirements, and on the terms and conditions set forth herein. Tenant shall not make any improvements or alterations to the Terraces or affix or place graphics, signs and/or insignias, and/or the like, and/or furniture, fixtures, equipment or other items of any kind whatsoever on the Terraces (“Tenant Terrace Property”) without Landlord's consent, and subject to any terms and conditions Landlord may impose on the use and installation thereof, all in Landlord’s sole and absolute discretion. Any such Tenant Terrace Property shall comply with the load requirements of the Terraces (it being understood that Tenant shall not place a load upon either of the Terraces that exceeds seventy-five (75) pounds per square foot of area "live load"). Any such Tenant Terrace Property must be secured to each applicable Terrace, and the method by which any such items are secured to such Terrace shall be subject to Landlord's prior written approval. Notwithstanding Landlord's review and approval of the method by which the Tenant Terrace Property is secured, Tenant shall remain solely liable for any liability arising from Tenant's placement of Tenant Terrace Property on the Terraces, and Landlord shall have no liability in connection therewith. Landlord shall have in its sole discretion the right to access the Terraces, to landscape and display plants on the Terraces, to make use of the Terraces, to place furniture, fixtures and equipment thereon, and to make any desired alterations or modifications to the Terraces, including the right to construct staircases that connect the same to the ground floor. Tenant, at its sole cost and expense, shall keep the Terraces in a clean condition. Tenant shall remove any Tenant Terrace Property upon the expiration or earlier termination of this Lease, and shall return the affected portion of the Terraces to the condition that the Terraces would have been in had no such Tenant Terrace Property been placed or installed thereon.

45.Miscellaneous.
(a)Submission of Lease. The submission of this Lease for examination or execution does not constitute an offer to lease and this Lease shall be effective only upon execution and delivery hereof by Landlord and Tenant.
(b)Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.
(c)Entire Agreement. This Lease contains the entire agreement of the parties with respect to the subject matter of this Lease, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. This Lease is not in recordable form, and Tenant agrees not to record or cause to be recorded this Lease or any short form or memorandum thereof.
(d)Headings. The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.
(e)Governing Law. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.
(f)Authority. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly incorporated or a duly qualified (if a foreign corporation) corporation and is fully authorized and qualified to do business in the State of California, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is an officer of the corporation and is authorized to sign on behalf of the corporation. If Tenant signs as a partnership, joint venture, or sole proprietorship or other business entity (each being herein called “Entity”), each of the persons executing on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing Entity, that Tenant has full right and authority to enter into this Lease, that all persons executing this Lease on behalf of the Entity are authorized to do so on behalf of the Entity, and that such execution is fully binding upon the Entity and its partners, joint venturers, members or principals, as the case may be. Upon the request of Landlord, Tenant shall deliver to Landlord documentation satisfactory to Landlord evidencing Tenant’s compliance with this Section 45(f), and Tenant agrees to promptly execute all necessary and reasonable applications or documents as reasonably requested by Landlord or required by the jurisdiction in which the Premises is located, to permit the issuance of necessary permits and certificates for Tenant’s use and occupancy of the Premises.
(g)Financial Statements. Upon Landlord’s written request therefor, but not more often than twice per year, Tenant shall promptly furnish to Landlord its financial statement with respect to Tenant for its most recent fiscal year prepared in accordance with generally accepted accounting principles and certified by a firm of nationally recognized certified public accountants as fairly presenting the financial condition of Tenant and the results of its operations for the previous twelve (12) months, which statement Landlord agrees to keep confidential and not use except in connection with Landlord’s administration and monitoring of this Lease and any proposed sale, loan or other transactions related to the Project. Notwithstanding the foregoing, for so long as Tenant’s (but not any Affiliate of Tenant) stock is publicly traded on a nationally recognized stock exchange and Tenant’s financial statements are publicly filed, the foregoing requirement shall be inapplicable to Tenant.
(h)Joint and Several Liability. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
(i)Non-Waiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
(j)Landlord’s Right to Cure Default and Payments by Tenant
(i)All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its performance obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
(ii)Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 45(j); (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Sections 15 and 34 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent that is past due or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Lease Term.
(k)Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies, individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
(l)Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
(m)Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

(n)Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior of any portion of the Project (other than the Building) as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or Project or use pictures or illustrations of the Building or Project in advertising or other publicity, without the prior written consent of Landlord.
(o)Exhibits. Exhibits and any other attachments specified in the Basic Lease Information, are attached to and made a part of this Lease and incorporated into this Lease by this reference.
(p)Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. Landlord shall use commercially reasonable efforts to obtain shuttle or similar transportation services (which may include joining an existing shuttle route) in order to provide transportation between the Project and the Mountain View Caltrain station (“Shuttle Services”). If Landlord obtains Shuttle Services, then, to the extent that such Shuttle Services service the entire Project on a non-exclusive basis, the cost thereof shall be an Operating Expense pursuant to Sections 6 and 7 hereof. If, on the other hand, such Transportation Services are exclusive to Tenant, Tenant shall be solely responsible for the entire cost thereof, payable within thirty (30) days of receipt of invoice therefor. Except as expressly set forth hereinabove, Landlord shall be under no obligation to implement any other such program or to provide any transportation or other services to or from the Premises.
(q)Parking. Tenant is entitled to the non-exclusive use of the parking facilities, as they exist from time to time and subject Landlord’s rules and regulations regarding the same, including, initially, the right to use 3.2 parking spaces per 1,000 RSF of the Premises. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces throughout the Term. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Common Areas or on any portion of the Project. Landlord may at its election upon ten (10) days’ written notice to Tenant designate the locations within the Project in which Tenant and Tenant’s employees and visitors may park so long as the number of available parking spaces is not reduced. Landlord shall be permitted to install and utilize a valet parking system to satisfy Tenant’s parking requirements hereunder. Tenant agrees to notify its employees and invitees of the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) day to remove such vehicle(s), deliver a second written notice giving Tenant two (2) business days to remove such vehicle(s), and after such two (2) business day period, Landlord may charge Tenant, as Additional Rental, and Tenant agrees to pay, as Additional Rental, One Hundred Dollars ($100) per day for each day that each such vehicle is so parked within the Project, in addition to any other remedies Landlord may have under this Lease. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Project. Tenant shall have the option, upon not less than sixty (60) days’ prior written notice to Landlord, to license, on a month-to-month basis (which such month-to-month periods shall coincide with calendar months), additional parking spaces from Landlord subject to the terms and conditions hereof at a cost of Twenty Dollars ($20.00) per space per month, which shall be paid monthly in advance as Additional Rental to Landlord; provided, however, that Tenant’s ability to license additional parking spaces shall be subject to and contingent upon (1) the availability of such additional parking spaces at the Project, and Tenant hereby acknowledges and agrees that any given time during the Lease Term there may be no additional parking spaces available for license hereunder, and (2) Landlord’s right, upon not less than thirty (30) days’ prior written notice to Tenant (the “Parking Termination Period”), to terminate Tenant’s license of any such additional parking spaces without any further liability or responsibility to Tenant therefor, such termination to be effective as of the first (1st) day of the calendar month immediately following the month in which the Parking Termination Period ends.
(r)Outdoor Amenities. Tenant acknowledges that Landlord may make available at the Project certain furniture, equipment, playgrounds, sport courts and other outdoor amenities (“Outdoor Amenities”) and that Landlord may require any and all persons, including any Tenant Parties, to sign a waiver or release on a form provided by Landlord in connection with the use of such Outdoor Amenities. Tenant shall indemnify and hold the Landlord Parties harmless from and defend Landlord and the other Landlord Parties against any and all Claims incurred in connection with the use of the Outdoor Amenities by Tenant and/or any Tenant Parties.
(s)Intentionally Omitted.
(t)Access Control. Tenant shall be solely responsible to provide access control services for the Building on a 24 hours a day, 7 days a week and 365 days a year basis. Tenant recognizes that Landlord shall not be providing any access control services at the Building or Project and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project. Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for, and expressly assumes the risk of (i) any unauthorized or criminal entry of third parties into the Premises or the Project, (ii) any damage to persons in or about the Premises or the Project, or (iii) any loss of property in and about the Premises or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord or any actual or alleged passive or active negligence of Landlord. Tenant shall promptly provide Landlord with copies of all keys, keycards, codes and other access devices (and any updates thereto) necessary to permit Landlord to exercise its rights of access and entry to the Premises in accordance with Section 14 hereof, and shall ensure that Landlord has access to the Premises in accordance with its rights hereunder.
(u)Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of California. In the event that the date for the performance of any covenant or obligation under this Lease shall fall on a Saturday, Sunday or legal holiday under the laws of the State of California, the date for performance thereof shall be extended to the next Business Day.
(v)Construction. Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify the Building, the Project and/or construct additional buildings and improvements at the Project or any adjacent property whether now or hereafter owned by Landlord or its Affiliate (“Construction Work”). Such Construction Work shall be done at Landlord’s sole discretion and may include, without limitation, the temporary relocation, restriping, or reconfiguration of the parking areas, the replacement and installation of landscaping and hardscaping, application for building permits and other development approvals, parcelization, lot combination or merger, or lot line adjustment of the Project, as well as any modifications to the exterior of the Building desired by Landlord, including without limitation the replacement of all exterior glass and windows and affixing art, graphics, designs and lighting to the Building exterior. In connection with such Construction Work, Landlord may, among other things, erect scaffolding or other necessary structures outside the Building or elsewhere on the Project, temporarily limiting or eliminating access to portions of the Project, including portions of the Common Areas, or perform work on the Project, which work may create noise in the Premises or leave dust or debris on the Project; provided, that Landlord shall not materially restrict Tenant’s access to the Premises. Tenant hereby agrees that such Construction Work and Landlord’s actions in connection with such Construction Work shall in no way constitute a breach of the covenant of quiet enjoyment, a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Tenant agrees to execute such reasonable documents and take such actions as reasonably necessary to assist Landlord with such efforts and actions, including without limitation executing any necessary amendments following parcelization, lot combination, merger or lot line adjustment to conform the descriptions of the Project, the Common Areas and the Land to any such parcelization, lot combination, merger or lot line adjustment. Provided that Tenant shall at all times retain access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Construction Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or the Project or of Tenant’s personal property or improvements resulting from the Construction Work or Landlord’s actions in connection with such Construction Work, or for any inconvenience or annoyance occasioned by such Construction Work or Landlord’s actions in connection with such Construction Work.
(w)Sustainability. Tenant acknowledges that Landlord may voluntarily cooperate with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Project and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources. Tenant further acknowledges that Landlord may submit the Building for certification under the Leadership in Energy and Environmental Design (“LEED”) or other similar rating system and that Landlord may adopt rules and regulations in accordance with such rating system and any applicable Laws for operation of the Premises, the Building, and/or the balance of the Project so as to minimize environmental impact and waste, reduce energy and water consumption and carbon footprint, and implement sustainable practices. Such measures may include, without limitation, the installation of energy-efficient glass and windows, electric vehicle charging stations and energy-efficient (i.e. LED) lighting systems. Tenant agrees to cooperate with all such efforts and to assist with Landlord’s efforts to comply with any such rating system or applicable law. In addition to the foregoing, Landlord may in its sole discretion require Tenant to sort and separate its waste and debris for recycling in accordance with rules and regulations adopted by Landlord, LEED standards or applicable law.
(x)OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Lease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
(y)Counterparts. This Lease may be executed in one or more counterparts, including electronic “pdf” counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same Lease. Each party may rely upon a “pdf” counterpart of this Lease signed by the other party with the same effect as if such party had received an original counterpart signed by such other party, and electronic or scanned signatures to this Lease shall be binding upon the parties hereto.
(z)Certified Access Specialist. Tenant acknowledges that Landlord has not engaged a Certified Access Specialist, as such term is defined in California Civil Code Section 55.52, to inspect the Project.

(aa)Confidentiality. Except as expressly permitted in this Section 45(aa), neither Landlord, Tenant nor their respective agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose the terms of this Lease, which such terms, but not the mere existence of this Lease, shall be deemed confidential. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Lease by the receiving party. Each party will secure and protect the terms of this Lease in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Either party may disclose the terms of this Lease where: (A) the disclosure is required by Law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (B) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, investors, proposed lenders, proposed purchasers, consultants and other advisors, or to Landlord’s mortgage lender and its counsel, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Lease, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential; or (D) the disclosure is reasonably necessary for a party to conclude a business transaction (including, without limitation, a sale of the Building or the Project or a Transfer of Tenant’s interest in the Lease). Each party is responsible for ensuring that the terms of this Lease are kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 45(aa), neither Landlord nor Tenant may use, including, without limitation, as part of the issuance of any press releases or similar communications, Tenant's or Landlord's, as applicable, trademarks, trade names or other proprietary identifying symbols without the prior written approval of the applicable party, which approval shall be granted or withheld in the applicable party's sole and absolute discretion; provided, however, that (i) Landlord and its Affiliates and managers shall at all times have the right to use photographs and other images of the Building in any manner Landlord or the Landlord Parties deem appropriate or desirable (whether or not Tenant’s name or signage on the Building is visible therein), and (ii) the terms of this Section 45(aa) shall not be interpreted to prevent Landlord from marketing the Building or the Project (either in connection with leasing space in, or the sale of, the Building or the Project) or from listing the Building or the Project and Tenant’s name in other reports, disclosures and collateral materials (including on any website of any Landlord Parties) in a manner which is consistent with normal practices for other buildings owned by Landlord or its Affiliates. Solely as an example of the foregoing, Landlord’s marketing materials may include Tenant’s name listed as a tenant of the Building.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.
LANDLORD:
MV CAMPUS OWNER, LLC,
a Delaware limited liability company
By:    /s/ Walter P. Schmidt
Name:    Walter P. Schmidt
Its:    President

TENANT:
LIFELOCK, INC.,
a Delaware corporation
By:    /s/ Chris Power
Name:    Chris Power
Its:    Chief Financial Officer